                                                                    Exhibit 4.11


                                 AMENDMENT NO. 1
                            DATED AS OF MAY 11, 2001
                                     TO THE
                          SECURITIES PURCHASE AGREEMENT
                           DATED AS OF APRIL 27, 2001

         This Amendment No. 1 (this "Amendment"), dated as of May 11, 2001, is between The Mills Corporation, a Delaware Company (the "Company"), The Mills Limited Partnership, a Delaware limited partnership (the "Operating Partnership") and iStar Preferred Holdings LLC, a Delaware limited liability company (the "Buyer").

                                    RECITALS

         A. The Company and the Buyer are parties to that certain Securities Purchase Agreement dated as of April 27, 2001 (the "Securities Purchase Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

         B. The Initial Closing has been consummated but the Mandatory Closing has not yet occurred.

         C. In order to provide more assurance with respect to the protection of the REIT Status of the Company and the value of the Buyer's investment in the Company, the Company, the Operating Partnership and the Buyer desire to execute and deliver amendments and modifications to certain of the documents executed in connection with the Initial Closing which effectuate various changes to the structure of the transaction contemplated by the Mandatory Closing but which changes are being effected in such a manner so as not to affect the economics of the transaction.

                                   AGREEMENTS

         In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. AMENDMENTS AND ADDITIONS TO THE TRANSACTION DOCUMENTS. In connection with the consummation of the Mandatory Closing on the date hereof, the Company, the Operating Partnership (as applicable) and the Buyer agree to execute and, if applicable, deliver the following documents:

         (a) an Amended and Restated Ownership Limit Waiver Agreement in the form attached hereto as Exhibit A (the "Amended and Restated Ownership Limit Waiver Agreement").

         (b) a Second Amendment to the Limited Partnership Agreement of the Operating Partnership (the "Second Partnership Agreement Amendment") providing for:

                  (i) an Amended and Restated Exhibit 4 to the Limited Partnership Agreement of the Operating Partnership (Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Partnership Units of The Mills Limited Partnership), in the form attached hereto as Exhibit B (which, among other things, re-designates the "Series A Cumulative Convertible Preferred Partnership Units" as "Series A-1 Cumulative Convertible Preferred Partnership Units"); and

                  (ii) an Exhibit 5 to the Limited Partnership Agreement of the Operating Partnership (Designation, Preferences and Rights of Series A-2 Cumulative Convertible Preferred Partnership Units of The Mills Limited Partnership), in the form attached hereto as Exhibit C.

         (c) an Amendment No. 1 to the Registration Rights Agreement in the form attached hereto as Exhibit D.

         (d) the Amended and Restated Contingent Securities Purchase Warrant in the form attached hereto as Exhibit E (the "Warrants").

         SECTION 2. AMENDMENTS TO SECTION 1 OF THE SECURITIES PURCHASE AGREEMENT. The second sentence of Section 1(a) shall be amended to read in its entirety:

                  "Subject to the satisfaction of the conditions set forth in
                  Section 1(c), 9(b) and 10(b), the Company shall issue and sell to Buyer and Buyer agrees to purchase from the Company all, and not less than all, of the Mandatory Preferred Shares unless the provisions of Section 13 hereof require that less than all the Mandatory Preferred Shares be issued to Buyer, in which event the Operating Partnership shall issue and sell to Buyer and Buyer shall purchase from the Operating Partnership that number of Series A-2 Preferred Units (as defined in the Limited Partnership Agreement, as amended, of the Operating Partnership) as determined pursuant to the provisions of
                  Section 13 and the Company shall issue and sell to Buyer and Buyer shall purchase from the Company that number of Preferred Shares as determined pursuant to the provisions of Section 13."

SECTION 3. AMENDMENTS TO SECTION 2 OF THE SECURITIES PURCHASE AGREEMENT. The definition of the term "Securities" in Section 2(a) shall be amended to include those Series A-2 Preferred Units, if any, purchased by Buyer at the Mandatory Closing or issuable to Buyer upon exchange of Preferred Shares and the Common Units (as hereinafter defined) issuable upon conversion of such Series A-2 Preferred Units.

                  Buyer understands that the certificates or other instruments representing the Series A-2 Preferred Units and any Common Units (as defined in the Limited Partnership Agreement of the Operating Partnership), if any, shall bear a restrictive legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

                  AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION PURSUANT TO ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER SAID ACT OR LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, REPURCHASE FACILITY, OR OTHER FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Buyer agrees to comply with the restrictions set forth in the legend above and to require any transferee to so agree as a condition of transfer. The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act,
(ii) in connection with a sale transaction, such holder provides the Operating Partnership with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Operating Partnership with reasonable assurances that the Securities can be sold pursuant to Rule 144(k) promulgated under the 1933 Act (or any successor thereto).


         SECTION 4. AMENDMENTS TO SECTION 3 OF THE SECURITIES PURCHASE
AGREEMENT.

         (a) SECTION 3(b). Section 3(b) shall be amended to read in its entirety:

                  "The Company has the requisite corporate power and authority and the Operating Partnership has the requisite partnership power and authority, in each case and as applicable and to the extent it is a party thereto, to enter into and perform its respective obligations under the Securities Purchase Agreement, this Amendment, the Amended and Restated Ownership Limit Waiver Agreement, the Registration Rights Agreement and Amendment No. 1 thereto, the Partnership Agreement Amendment (as defined in Section 10 of the Securities Purchase Agreement), as amended by the Second Partnership Agreement Amendment, the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by the Securities Purchase Agreement, as amended hereby, (collectively the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof, as amended hereby. The execution and delivery of the Transaction Documents by the Company and the Operating Partnership, as applicable, the adoption, execution and filing of the Certificate of Designations by the Company, the adoption and execution of the Partnership Agreement Amendment, and the Second Partnership Agreement Amendment, and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby and thereby, including, but not limited to, the issuance of the Preferred Shares, Series A-2 Preferred Units, if any, and Warrants and the reservation for issuance and the issuance of the Conversion Shares, Common Units and Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors (or a duly authorized committee thereof) in the case of the Company and by the Company as the General Partner of the Operating Partnership in the case of the Operating Partnership, and no further consent or authorization is required by the Company, its Board of Directors or its stockholders or the Operating Partnership. The Transaction Documents have been duly executed and delivered by the Company and the Operating Partnership, as applicable. The Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company and/or of the Operating Partnership enforceable against the Operating Partnership, as applicable, in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Certificate of Designations has been filed with the State of Delaware and is in full force and effect, enforceable against the Company in accordance with its terms and has not been amended, rescinded or revoked in any way. The Partnership Agreement Amendment and the Second Partnership Agreement Amendment will have been duly adopted by the General Partner of the Operating Partnership prior to the Mandatory Closing and will be in full force and effect as of the Mandatory Closing, enforceable against the Operating Partnership in accordance with their terms, and shall not have been further amended."

         (b)      SECTION 3(c)(ii). The following sentence shall be added to
                  Section 3(c)(ii) as the last sentence thereof:

                  "Other than the Series A-1 Preferred Units of the Operating Partnership held by the General Partner in connection with the issuance by the Company of the Initial Preferred Shares, there are no Preferred Units of the Operating Partnership issued or outstanding as of immediately prior to the Mandatory Closing."

         (c)      SECTION 3(d). The following shall be added to the end of
                  Section 3(d):

                  The Series A-2 Preferred Units are duly authorized and, upon issuance in accordance with the terms hereunder, shall be validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issuance thereof and entitled to the rights and preferences set forth in Exhibit 5 to the Second Partnership Agreement Amendment. 3,589,835 Common Units have been duly authorized for issuance upon conversion of the Series A-2 Preferred Units, and upon such conversion the Common Units will be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the holders shall be entitled to all rights accorded a holder of Common Units by the Operating Partnership. Assuming the accuracy of the representations and warranties of Buyer contained in
                  Section 2 hereof, the issuance of Series A-2 Preferred Units, if required by the provisions of Section 13 hereof, will be exempt from registration under the 1933 Act.

         (d) SECTION 3(e). Section 3(e) shall be amended to read in its entirety:

                  NO CONFLICTS. Except as disclosed in SCHEDULE 3(e)(i), the execution, delivery and performance of the Transaction Documents by the Company and the Operating Partnership, as applicable, the performance by the Company of its obligations under the Certificate of Designations, the performance by the Operating Partnership of its obligations under the Partnership Agreement Amendment and the Second Partnership Agreement Amendment, and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby and thereby (including, but not limited to, the reservation for issuance and issuance of the Conversion Shares, the Warrant Shares and, if applicable, the Series A-2 Preferred Units and Common Units) will not (i) result in a violation of the Charter Documents of the Company, the Operating Partnership or any Significant Subsidiary; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company, the Operating Partnership or any of the Company's other Subsidiaries is a party and the termination, amendment, acceleration or cancellation of which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as hereinafter defined)) applicable to the Company, the Operating Partnership or any Significant Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Significant Subsidiary is bound or affected. Except as disclosed in SCHEDULE 3(e)(ii), none of the Company, the Operating Partnership or any of the Company's other Subsidiaries is in violation of its respective Charter Documents, except where any such violations and defaults could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as disclosed in SCHEDULE 3(e)(iii), none of the Company, the Operating Partnership or any of the Company's other Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company, the Operating Partnership or the Company's other Subsidiaries, respectively, or by which any of their respective property is bound, except where such violations and defaults could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violations could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and applicable state securities laws, neither the Company nor the Operating Partnership is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or, in the case of the Company, to perform its obligations under the Certificate of Designations or, in the case of the Operating Partnership, to perform its obligations under the Partnership Agreement Amendment or the Second Partnership Agreement Amendment, including pursuant to
                  Exhibit 5 thereto, in each case in accordance with the terms hereof or thereof. Except as disclosed in SCHEDULE 3(e)(iv), all consents, authorizations, orders, waivers, filings and registrations that the Company or the Operating Partnership is required to obtain as described in the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the Principal Market and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

         SECTION 5. AMENDMENTS TO SECTION 4 OF THE SECURITIES PURCHASE
         AGREEMENT.

         (a) SECTION 4(c). Section 4(c) shall be amended to read in its entirety:

                  "REPORTING STATUS. Until the earlier of (i) the date which is five and one-half (5 1/2) years from the Mandatory Closing Date, (ii) such time as no Conversion Shares or Warrant Shares are held by Investors (as defined in the Registration Rights Agreement) or are issuable to Investors upon the conversion of Preferred Shares, redemption of Common Units of the Operating Partnership or exercise of Warrants held by Investors and
                  (iii) one month after the date on which no Preferred Shares or Series A-2 Preferred Units remain issued and outstanding (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination. Notwithstanding the foregoing, upon a Change of Control (and, if any holder(s) of Preferred Shares or Series A-2 Preferred Units exercise a Put Option in connection therewith, upon the payment in full of the Put Option Exercise Price due by the Company or the Operating Partnership to such holder(s)), the requirements of this Section 4(c) shall terminate."

         (b) "AS LONG AS ANY PREFERRED SHARES REMAIN OUTSTANDING." In each instance where the phrase "as long as any Preferred Shares remain outstanding" or similar words or phrases appear, such phrase shall be amended and interpreted to mean "as long as any Preferred Shares or Series A-2 Preferred Units remain outstanding."

         (c) SECTIONS 4(e) AND 4(k). The final sentence of Sections 4(e) and 4(k) shall be amended so that the phrase "and shall not trade in the Company's securities so long as it is in possession of material, non-public information" shall be amended to read in its entirety:

                  "and acknowledges and agrees that securities laws prohibit it from trading in the Company's securities on the basis of material, non-public information in its possession"

         (d) SECTION 4(f). Section 4(f) shall be amended to read in its entirety:

                  "The Company and the Operating Partnership shall use their best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than the aggregate maximum number of shares of Common Stock or Common Units, as applicable, that may be issuable upon conversion of all outstanding Preferred Shares or Series A-2 Preferred Units, redemption of all Common Units issued upon conversion of Series A-2 Preferred Units, and exercise of all outstanding or issuable Warrants (without regard to any limitations on exercises other than limitations on exercise to the extent that Preferred Shares or Series A-2 Preferred Units are outstanding)."

         (e) SECTION 4(j). Section 4(j) shall be amended to read in its entirety:

                  "On or before the sixth (6th) Business Day following the Mandatory Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and the transactions consummated on the Initial Closing Date and the Mandatory Closing Date. "

         (f) SECTION 4(s). The preamble of Section 4(s) shall be amended to read in its entirety:

                  "Without the prior written approval of the holder(s) of a majority of the issued and outstanding Preferred Shares and Series A-2 Preferred Units, considered together as a single class with each Preferred Share having one vote and each Series A-2 Preferred Unit having one vote, which approval shall not be unreasonably withheld, delayed or conditioned with respect to activities that in the reasonable judgment of such holder(s) would not have an adverse effect on the holder(s) of the Preferred Shares or Series A-2 Preferred Units, the Company shall not:"

         (g) SECTION 4(s)(ii). Section 4(s)(ii) shall be amended to read in its entirety:

                  "CHARTER AMENDMENTS. Make any amendment to the Certificate of Incorporation or By-Laws or the Charter Documents of the Company or the Operating Partnership (including to Exhibit 4 or 5 to the Partnership Agreement) in a manner that could adversely affect the powers, preferences or the rights of the Preferred Shares, Series A-1 Preferred Units (as defined in the Partnership Agreement) or Series A-2 Preferred Units (including any amendment, revision, revocation or other change to the Ownership Limit that reduces it below 9.225%) or make any amendment to the Certificate of Incorporation or By-Laws or the Charter Documents of any wholly-owned Subsidiary of the Company in a manner that could adversely affect the powers, preferences or the rights of the Preferred Shares, Series A-1 Preferred Units or Series A-2 Preferred Units or make any material amendment to the Charter Documents of any other Subsidiary of the Company in a manner that could adversely affect the powers, preferences or the rights of the Preferred Shares, Series A-1 Preferred Units or Series A-2 Preferred Units. Without limiting the foregoing, the reduction of the Ownership Limit below 9.225% or the imposition of any capital stock transfer restriction shall be deemed to have an adverse effect on the holders of the Preferred Shares."

         (h) SECTION 4(s)(iv). Section 4(s)(iv) shall be amended so that each reference to "Preferred Shares" shall be amended to state "Preferred Shares, Series A-1 Preferred Units or Series A-2 Preferred Units"

         (i) SECTION 4(s)(v)). Section 4(s)(v) shall be amended so that the word "distribution" shall be added after the word "dividend" and the phrase "or Series A-2 Preferred Units" shall be added after the phrase "Preferred Shares" and Subsection (ii) of Section 4(s)(v) shall be amended to state in its entirety "interests in the Operating Partnership which are pari passu or senior to the Series A-1 Preferred Units or Series A-2 Preferred Units."

         (j) SUBSECTION (i) OF SECTION 4(t). Subsection (i) of Section 4(t) shall be amended to state in its entirety "no holder of Preferred Shares or Series A-2 Preferred Units who is a Competitor (as hereinafter defined) shall be entitled to receive any information from the Company that has not been publicly disclosed,".

         (k) SECTION 4(u). Section 4(u) shall be amended to read in its entirety:

                  "MAJOR HOLDER" shall mean a holder of at least one hundred thousand (100,000) Preferred Shares and/or Series A-2 Preferred Units in the aggregate."

                  "SUBSTANTIAL HOLDER" shall mean a holder of at least two hundred fifty thousand (250,000) Preferred Shares and/or Series A-2 Preferred Units in the aggregate."

         (l) FINAL SENTENCE. The final sentence of Section 4 shall read in its entirety:

                  "Unless otherwise specified herein, the provisions of this
                  Section 4 shall terminate at such time as no Preferred Shares or Series A-2 Preferred Units remain outstanding."

         SECTION 6. AMENDMENTS TO SECTION 5 OF THE SECURITIES PURCHASE
AGREEMENT.

         (a) SECTION 5(b). The second sentence of Section 5(b) shall be amended so that the Company shall notify the holders of Preferred Shares and the holders of Series A-2 Preferred Units of the matters and at the times specified therein.

         (b) DEFINITION OF EVENT OF NONCOMPLIANCE. Subsection (a) of the definition of "event of Noncompliance" shall be amended to read in its entirety:

                  "(a) the Company has not paid in cash in full the amount of accumulated and accrued but unpaid dividends on the Preferred Shares for four consecutive Dividend Reference Dates (as defined in the Certificate of Designations) or the Operating Partnership has not paid in cash in full the amount of accumulated and accrued but unpaid distributions on the Series A-2 Preferred Units for four consecutive Distribution Reference Dates (as defined in the Partnership Agreement Amendment, as amended by the Second Partnership Agreement Amendment)"

         SECTION 7. AMENDMENTS TO SECTION 6 OF THE SECURITIES PURCHASE
AGREEMENT.

         (a) SECTION 6(b). The last sentence of Section 6(b) shall be amended so that the Company shall notify the holders of Preferred Shares and the holders of Series A-2 Preferred Units of the matters and at the times specified therein.

         (b) SECTION 6(c). Section 6(c) shall be amended so that the phrase "Unless the Ownership Limit Waiver Agreement provides otherwise," shall be deleted.

         SECTION 8. AMENDMENTS TO SECTION 7 OF THE SECURITIES PURCHASE
AGREEMENT.

         (a) SECTION 7(a). Section 7(a) shall be amended so that the Company shall provide the holders of Preferred Shares and the holders of Series A-2 Preferred Units with notice of the matters and at the times specified therein.

         (b) SUBSECTION (i) OF SECTION 7(a). Subsection (i) of Section 7(a) shall be amended so that the Company shall deliver to each holder of Preferred Shares and each holder of Series A-2 Preferred Units such information and documents at the times as provided for therein.

         (c) SECTION 7(b). Section 7(b) shall be amended to read in its entirety:

                  "The Company shall have the right to sell, or allow its Subsidiaries to sell, directly or indirectly, all or any portion of the Restricted Properties, and, subject to obtaining the prior written consent of the holder(s) of a majority of the issued and outstanding Preferred Shares and Series A-2 Preferred Units, considered together as a separate class with each Preferred Share having one vote and each Series A-2 Preferred Unit having one vote as provided for in
                  Section 4(s), the Company and its Subsidiaries shall have the right to consummate a Restricted Property Refinancing, subject to the right of each holder of Preferred Shares to require the Company, and the right of each holder of Series A-2 Preferred Units to require the Operating Partnership, to purchase a portion (which may be as many as all) of such holder's Preferred Shares or Series A-2 Preferred Units, as applicable, concurrently with the closing of such Restricted Property Transaction with a portion of the proceeds thereof. The aggregate amount of Preferred Shares plus Series A-2 Preferred Units that the Company and the Operating Partnership, respectively, shall be obligated to purchase in connection with a Restricted Property Transaction shall be the amount determined pursuant to Section 7(c). The closing of a Restricted Property Transaction shall be conditioned upon provision for payment to each holder of Preferred Shares and/or Series A-2 Preferred Units of the amount owed pursuant to Section 7(c). If such payment or provision therefore cannot be made for any reason, the proposed Restricted Property Transaction shall not be consummated. If, in accordance with
                  Section 7(c), not all the Preferred Shares and Series A-2 Preferred Units requested to be repurchased by the Company and the Operating Partnership, as applicable, in connection with a Restricted Property Transaction are to be repurchased, repurchases of Preferred Shares and Series A-2 Preferred Units shall be made ratably from each holder based on the number of Preferred Shares and/or Series A-2 Preferred Units, as applicable, held by each holder requesting a repurchase; provided that no holder shall have repurchased from such holder more shares than such holder has requested to have repurchased."

         (d) SECTION 7(c). The first sentence of Section 7(c) shall be amended to read in its entirety:

                  "In connection with the consummation of a Restricted Property Transaction, the aggregate amount Preferred Shares plus Series A-2 Preferred Units that the Company and Operating Partnership, respectively, shall be obligated to purchase shall be equal to (i) the applicable release price set forth in SCHEDULE 7 (the "RELEASE PRICE") for the Restricted

                  Property which is the subject of the Restricted Property Transaction divided by (ii) $100."

         SECTION 9. AMENDMENTS TO SECTIONS 9 AND 10 OF THE SECURITIES PURCHASE AGREEMENT.

         (a) SECTIONS 9(b) AND 10(b). Sections 9(b) and 10(b) shall be amended so that the Company's obligation to issue and sell to the Buyer and the Buyer's obligation to purchase from the Company the Mandatory Preferred Shares, and, if applicable, the Operating Partnership's obligation to issue and sell to Buyer and the Buyer's obligation to purchase from the Operating Parnership Series A-2 Preferred Units as determined pursuant to the provisions of Section 13, shall be subject to the provisions otherwise set forth in Section 9(b) and 10(b) respectively.

         (b) SECTION 10(b). Section 10(b) shall be further amended by adding a new Section 10(b)(xiv) to read in its entirety as follows:

                  "a certificate shall have been delivered to Buyer executed by the Bank in the form attached hereto as Exhibit F."

         SECTION 10. AMENDMENTS TO SECTION 12 OF THE SECURITIES PURCHASE AGREEMENT.

         (a) SECTION 12(e). Section 12(e) shall be amended so that the Agreement may not be amended or waived "other than by an instrument in writing signed by the Company, the Operating Partnership and the holder(s) of at least two-thirds (66-2/3%) of the issued and outstanding Preferred Shares and Series A-2 Preferred Units, considered together as a separate class with each Preferred Share having one vote and each Series A-2 Preferred Unit having one vote and that no such amendment shall be effective unless it applies to all holders of Preferred Shares, Series A-2 Preferred Units and Warrants then outstanding.

         (b) SECTION 12(f). Section 12(f) shall be amended to provide that notices to the Operating Partnership shall be delivered to the Company, as General Partner of the Operating Partnership, in the same manner and to the same address as notices to the Company shall be delivered.

         (c) SECTION 12(g). Section 12(g) shall be amended so that each reference in the first and third sentences of Section 12(g) to "Preferred Shares" shall be a reference to "Preferred Shares or Series A-2 Preferred Units" and that the Company shall be required to obtain the prior written consent of the holder(s) of at least two-thirds (66-2/3%) of the issued and outstanding Preferred Shares and Series A-2 Preferred Units, considered together as a separate class with each Preferred Share having one vote and each Series A-2 Preferred Unit having one vote before it may assign the Agreement or any rights or obligations hereunder.

         SECTION 11. ADDITION OF SECTION 13 TO THE SECURITIES PURCHASE AGREEMENT. A new Section 13 is added to the Securities Purchase Agreement to read in its entirety as follows:

         "13. PROVISIONS REGARDING EXCHANGES FOR OPERATING PARTNERSHIP UNITS.

         a. If as of the Mandatory Closing the Buyer cannot make the representations of the Buyer called for by the Amended and Restated Ownership Limit Waiver Agreement or if the Company advises the Buyer in writing that, after reasonable due diligence conducted in cooperation with the Buyer, the Company has concluded in good faith that the Tax Conditions (as hereinafter defined) would not be satisfied, then a portion of the investment to be made by the Buyer on the Mandatory Closing (the "MANDATORY CLOSING INVESTMENT") shall be made in Series A-2 Preferred Units (as defined in the Limited Partnership Agreement of the Operating Partnership, as amended (the "PARTNERSHIP AGREEMENT")) of the Operating Partnership. Subject to the provisions of the following sentence, that portion of the Mandatory Closing Investment to be made in such Series A-2 Preferred Units shall be an amount sufficient to reduce the Buyer's ownership of the capital stock of the Company to less than 9.9% of the value of the capital stock of the Company (taking into account any attribution of the Company's capital stock to the Buyer arising from the Buyer's 10% or greater shareholders, as determined under Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(d) of the
Code), such value to be computed utilizing the average closing price of the Company's Common Stock on the New York Stock Exchange for the ten trading days ending on the trading day immediately preceding the Mandatory Closing Date and assuming that the value of the Preferred Shares is equal to the Series A Conversion Value (as defined in the Certificate of Designations) of such Preferred Shares. If the Buyer cannot make the representation called for in Section (a) of the Certificate of Representations and Covenants for Ownership Limit Waiver attached as Exhibit B to the Amended and Restated Ownership Limit Waiver Agreement, then the provisions of the immediately preceding sentence shall apply except that 9.225% shall be substituted for 9.9%. If a portion of the Mandatory Preferred Investment is to be made in such Series A-2 Preferred Units, then for each Preferred Share that would otherwise be purchased at the Mandatory Closing but for the provisions of this Section 13(a), the Buyer shall purchase in lieu thereof that number of Series A-2 Preferred Units equal to the quotient of one divided by the Conversion Multiple (as defined in the Partnership Agreement) (the Company represents and warrants to the Buyer that as of the date hereof the Conversion Multiple is one). The purchase price of each Series A-2 Preferred Unit purchased at the Mandatory Closing shall be $[CONFIDENTIAL TREATMENT REQUESTED]*.

         b. If any proposed pledgee or subsequent transferee of Preferred Shares or Common Shares cannot make the representations called for by the Amended and Restated Ownership Limit Waiver Agreement or if the Company advises such pledgee or subsequent transferee in writing that, after reasonable due diligence conducted in cooperation with such pledgee or subsequent transferee, the Company has concluded in good faith that the Tax Conditions would not be satisfied, then, simultaneously with the effectiveness of the pledge or transfer, a portion of the Preferred Shares to be pledged or transferred to such pledgee or subsequent transferee shall be contributed to the Operating Partnership in exchange for Series A-2 Preferred Units in order to reduce such pledgee's or subsequent transferee's ownership of the capital stock of the Company to less than 9.9% of the value of the capital stock of the Company (taking into account any attribution of the Company's capital stock to the pledgee or subsequent transferee arising from the pledgee's or subsequent transferee's 10% or greater shareholders, as determined under Section 318(a) of the Code, as modified by
Section 856(d) of the Code), such value to be computed utilizing the average closing price of the Company's Common Stock on the New York Stock Exchange for the ten trading days ending on the trading day immediately preceding the date of the pledge or transfer and assuming that the value of the Preferred Shares is


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

equal to the Series A Conversion Value of such Preferred Shares as of such date. If the Buyer cannot make the representation called for in Section (a) of the Certificate of Representations and Covenants for Ownership Limit Waiver attached as Exhibit B to the Amended and Restated Ownership Limit Waiver Agreement, then the provisions of the immediately preceding sentence shall apply except that 9.225% shall be substituted for 9.9%. In any contribution and exchange to be made pursuant to this Section 13(b), the requisite contribution and exchange shall be made first of Common Shares being pledged or transferred and then of Preferred Shares being pledged or transferred. Common Shares shall be exchanged for Common Units (as defined in the Partnership Agreement) as hereinafter provided and Preferred Shares shall be exchanged for Series A-2 Preferred Units as hereinafter provided. For each Common Share that would otherwise be pledged or transferred, the pledgee or transferee shall receive in lieu thereof that number of Common Units equal to the quotient of one divided by the Conversion Multiple then in effect. For each Preferred Share that would otherwise be pledged or transferred, the pledgee or transferee shall receive in lieu thereof that number of Series A-2 Preferred Units equal to the quotient of one divided by the Conversion Multiple then in effect.

         c. If at any time there would have been, but for the application of the remedies set forth herein, a violation of one or more of the Tax Conditions, then without any action on the part of either the holders of the Preferred Shares or the Common Shares or the Company or the Operating Partnership, a number of Preferred Shares or Common Shares, as applicable, shall automatically be contributed to the Operating Partnership in exchange for Series A-2 Preferred Units or Common Units, as applicable, in an amount sufficient to prevent the violation of the Tax Conditions from occurring and effective as of the close of business on the business day prior to the first day on which the Tax Conditions would not have been satisfied but for such contribution and exchange. In any contribution to be made pursuant to this Section 13(c), the requisite contribution shall be made first of Common Shares prior to any contribution of Preferred Shares. If the exchange involves Series A Preferred Shares, the exchange shall be effected through a contribution of the Series A Preferred Shares to the Operating Partnership in exchange for Series A-2 Preferred Units (with the result that the Operating Partnership would become an owner of Series A Preferred Shares). The Operating Partnership and the Company shall then convert such Series A Preferred Shares into Common Stock and the Operating Partnership shall retain such Common Stock at least until the holder of the Series A-2 Preferred Units issued in exchange for the contribution of such Series A Preferred Shares has disposed of those Series A-2 Preferred Units. In any event, the exchange of the Series A Preferred Shares for Series A-2 Preferred Units, and any redemption proceeds, conversion, distributions or other payments made thereafter on the Series A Preferred Shares contributed to the Operating Partnership or on any Common Stock into which they were converted by the Partnership, shall not be included in any calculations relating to dividends or other payments due to holders of Series A Preferred Shares other than the Operating Partnership. For each Common Share to be exchanged, such holder shall receive that number of Common Units equal to the quotient of one divided by the Conversion Multiple then in effect. For each Preferred Share to be exchanged, the holder shall receive in lieu thereof that number of Series A-2 Preferred Units equal to the quotient of one divided by the Conversion Multiple then in effect. Such exchange shall be effective as of the close of business on the business day prior to the first day on which the Tax Conditions would not have been satisfied but for such exchange.

         d. Each holder of Preferred Shares shall have the right to exchange all or any portion of the Preferred Shares for Series A-2 Preferred Units for any reason at any time and from time to time. Any exchange described herein would be effected in the manner described in the following paragraph (e).

         e. In no event and under no circumstances (other than in the event of fraud with respect to the Certificate (as defined in the Amended and Restated Ownership Limit Waiver Agreement) or the breach of the representation with respect to direct ownership of tenants under Section 2.5 of the Amended and Restated Ownership Limit Waiver Agreement, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction) shall any of the Series A Preferred Shares, the Series A-2 Preferred Units or securities issued or issuable upon conversion or exchange thereof become "Excess Stock" as defined in the Charter while held by the Buyer or a Subsequent Holder to which the Ownership Limit Waiver in the Amended and Restated Ownership Limit Waiver Agreement applies. If any of the conditions to the effectiveness of the Ownership Limit Waiver is violated by any Person, there shall be an automatic exchange, with an effective date as of the day prior to the event giving rise to such violation, of Series A Preferred Shares for Series A-2 Preferred Units (or Common Shares into Common Units, as applicable) in an amount sufficient to keep the Ownership Limit Waiver in effect. The exchange shall occur by operation of law without the requirement for any action on the part of any party. If the exchange involves Series A Preferred Shares, the exchange shall be effected through a contribution of the Series A Preferred Shares to the Operating Partnership in exchange for Series A-2 Preferred Units (with the result that the Operating Partnership would become an owner of Series A Preferred Shares). The Operating Partnership and the Company shall then convert such Series A Preferred Shares into Common Stock and the Operating Partnership shall retain such Common Stock at least until the holder of the Series A-2 Preferred Units issued in exchange for the contribution of such Series A Preferred Shares has disposed of those Series A-2 Preferred Units. In any event, the exchange of the Series A Preferred Shares for Series A-2 Preferred Units, and any redemption proceeds, conversion, distributions or other payments made thereafter on the Series A Preferred Shares contributed to the Operating Partnership or on any Common Stock into which it is converted by the Partnership, shall not be included in any calculations relating to dividends or other payments due to holders of Series A Preferred Shares other than the Operating Partnership. In any contribution to be made pursuant to this Section 13(e), the requisite contribution shall be made first of Common Shares prior to the contribution of Preferred Shares. For each Common Share to be exchanged, such holder shall receive that number of Common Units equal to the quotient of one divided by the Conversion Multiple then in effect. For each Preferred Share to be exchanged, the holder shall receive in lieu thereof that number of Series A-2 Preferred Units equal to the quotient of
(i) the Series A Conversion Value then in effect divided by the Series A Conversion Price then in effect divided by (ii) the Conversion Multiple then in effect. Such exchange shall be effective as of the close of business on the business day prior to the first day on which the Tax Conditions would not have been satisfied but for such exchange.

         f. Intentionally omitted.

         g. The Company and the Operating Partnership shall promptly take all action or actions necessary to keep the Conversion Multiple at one and to insure that each Series A

Preferred Share has the same economic value, rights and interest as the Series A-2 Preferred Units, and neither the Company nor the Operating Partnership shall take any action that would change the Conversion Multiple to something other than 1.

         h. As used herein, the term "Tax Conditions" shall mean the following:

         1. The Acquisition (as defined in the Charter) and Beneficial Ownership (as defined in the Charter) of Preferred Shares and/or Common Shares by the Buyer or any Subsequent Holder (as defined in the Ownership Limit Waiver Agreement) permitted by reason of the Ownership Limit Waiver (as defined in the Ownership Limit Waiver Agreement) shall not and is not reasonably expected to cause the Company to be considered to own for purposes of Section 856(d)(2)(B), applying the applicable constructive ownership rules, an interest in any one or more tenants of the Company and its subsidiaries that is described in Section 856(d)(2)(B) of the Code and from which the Company derives, in the aggregate, more than 0.5% of its gross income for any calendar year.

         2. The Acquisition and Beneficial Ownership of Preferred Shares and/or Common Shares by Buyer or any Subsequent Holder permitted by reason of the Ownership Limit Waiver shall not and is not reasonably expected to cause the Company to fail to qualify as a "domestically-controlled REIT" within the meaning of Section 897(h)(2) of the Code.

         3. The Acquisition and Beneficial Ownership of Preferred Shares and/or Common Shares permitted by reason of the Ownership Limit Waiver shall not and will not cause any individual (within the meaning of Section 542(a)(2) of the Code, determined taking into account Section 856(h)(3)(A) of the
                  Code) to be considered to have Beneficial Ownership of Company's stock that violates the Ownership Limit, as increased by the Board pursuant to Section 12.9 of the Charter).

         SECTION 12. ADDITION OF SECTION 14 TO THE SECURITIES PURCHASE AGREEMENT. A new Section 14 is added to the Securities Purchase Agreement to read in its entirety as follows:

         "14. PROVISIONS REGARDING INTERNAL RATE OF RETURN CALCULATIONS AND PAYMENT OF PURCHASE PRICE OF MANDATORY PREFERRED SHARES.

         (a) For purposes of accounting for and calculating payments made, or to be made, by the Company on the Preferred Shares and by the Operating Partnership on the Series A-2 Preferred Units that involve a determination of an Internal Rate of Return (as defined in the Certificate of Designations), the provisions of this Section 14 shall apply. For any such determination, it shall be assumed that there are twelve (12) periods in each year, which shall be each calendar month of each such year, and that each such period shall end on the last day of each such calendar month. In the event a payment by the Company or the Operating Partnership to which this Section 14 applies is received by the Buyer on or before the fifth (5th) Business Day of a period, such payment shall be deemed to have been received by the Buyer on the last day of the previous period. In the event a payment by the Company or the Operating Partnership to which this Section 14 applies is received by the Buyer after the fifth (5th) Business Day but before the last day of such period, such payment shall be deemed to have been received by the Buyer on the last day of the previous period, provided that in addition to any amount due to the Buyer in connection with such payment as of the end of the previous period, Buyer shall be entitled to also be paid an amount equal to the applicable Internal Rate of Return on the Stated Liquidation Value (as defined in the Certificate of Designations) for the number of days such payment is made after the end of the previous period.

         (b) The payment of the Purchase Price for the Preferred Shares and/or Series A-2 Preferred Units purchased by the Buyer at the Initial Closing and the Mandatory Closing shall be deemed to have been paid on April 30, 2001 and May 31, 2001, respectively. For purposes of the first assumption contained in the definition of "Internal Rate of Return" in the Certificate of Designations, the Mandatory Closing shall be deemed to have occurred on May 31, 2001. At the Mandatory Closing, the Buyer shall be credited with having paid to the Company as part of the Purchase Price an aggregate amount equal to an annual rate of [CONFIDENTIAL TREATMENT REQUESTED]*% (i.e., the difference between the [CONFIDENTIAL TREATMENT REQUESTED]*% Internal Rate of Return and the [CONFIDENTIAL TREATMENT REQUESTED]*% Regular Dividend Rate to be paid during the first anniversary of the initial issuance of the Preferred Shares) multiplied by the Purchase Price otherwise to be paid by the Buyer at the Mandatory Closing for the number of days between the day of the Mandatory Closing and the end of the period during which the Mandatory Closing occurs, and the actual amount to be paid by the Buyer to the Company at the Mandatory Closing shall be the Purchase Price less such credit, provided that for purposes of all computations of or involving Internal Rate of Return under the Certificate of Designations, this Agreement and the other Transaction Documents, Buyer shall be treated as having paid the full Purchase Price.

         (b) The preceding paragraphs (a) and (b) shall be deemed a part of the sample calculations attached as exhibits to this Agreement."

         SECTION 13. REFERENCE TO AND EFFECT ON THE SECURITIES PURCHASE AGREEMENT. Except as amended hereby, the Securities Purchase Agreement remains in full force and effect and is hereby ratified and confirmed.

         SECTION 14. EXECUTION IN COUNTERPARTS. This Amendment may be executed in two counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which taken together shall constitute one and the same instrument.

         SECTION 15. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         SECTION 16. EFFECTIVENESS. This Amendment will become effective after a counterpart to this Amendment have been executed by the Company, the Operating Partnership and the Buyer and the documents described in Section 1 hereof have been executed by the Company, the Operating Partnership and the Buyer.


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                  [Remainder of page intentionally left blank.
                            Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Securities Purchase Agreement as of the date first above written.


                                   THE MILLS CORPORATION

                                   By: /s/ PETER B. McMILLAN
                                      -----------------------------------------
                                   Name: PETER B. McMILLAN
                                        ---------------------------------------
                                   Title: PRESIDENT AND CHIEF OPERATING OFFICER
                                         --------------------------------------



                                   THE MILLS LIMITED PARTNERSHIP

                                   By:      THE MILLS CORPORATION
                                   Its:     General Partner


                                   By: /s/ PETER B. McMILLAN
                                      -----------------------------------------
                                   Name: PETER B. McMILLAN
                                        ---------------------------------------
                                   Title: PRESIDENT AND CHIEF OPERATING OFFICER
                                         --------------------------------------




                                   iSTAR PREFERRED HOLDINGS LLC


                                   By: /s/ JAY SUGARMAN
                                      -----------------------------------------
                                   Name: JAY SUGARMAN
                                        ---------------------------------------
                                   Title: CHIEF EXECUTIVE OFFICER
                                         --------------------------------------